Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267389

HF SINCLAIR CORPORATION

Offers to Exchange the Notes Set Forth Below

Registered Under the Securities Act of 1933, as amended, for

Any and All Outstanding Restricted Notes

Set Forth Opposite the Corresponding Registered Notes

REGISTERED NOTES	RESTRICTED NOTES
$290,348,000 2.625% Senior Notes due 2023	$290,348,000 2.625% Senior Notes due 2023
$797,100,000 5.875% Senior Notes due 2026	$797,100,000 5.875% Senior Notes due 2026
$325,034,000 4.500% Senior Notes due 2030	$325,034,000 4.500% Senior Notes due 2030

Principal Terms of the Exchange Offers

These are offers (the “exchange offers”) by HF Sinclair Corporation, a Delaware corporation (“HF Sinclair,” the “Company,” “we,” “us,” “our,” the “Issuer” or the “Registrant”), to exchange all outstanding unregistered Restricted Notes (as defined below) for an equal principal amount of the respective series of the Company’s 2.625% Senior Notes due 2023, 5.875% Senior Notes due 2026 and 4.500% Senior Notes due 2030 (collectively, the “Registered Notes”), the offers of which have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

HF Sinclair issued the unregistered 2.625% Senior Notes due 2023, 5.875% Senior Notes due 2026 and 4.500% Senior Notes due 2030 (collectively, the “Restricted Notes”) on April 27, 2022 in private offers pursuant to which such notes were exchanged for notes of the Company’s subsidiary, HollyFrontier Corporation, a Delaware corporation (“HFC”).

Each of the exchange offers expires at 5:00 p.m., New York City time, on October 20, 2022, unless the Company extends one or more offers. You may withdraw tenders of Restricted Notes at any time prior to the expiration of the relevant exchange offer. The exchange offers are not subject to any condition other than that they will not violate any applicable law, rule, regulation or interpretations of the staff of the Securities and Exchange Commission (the “SEC”) and that no proceedings with respect to the exchange offers have been instituted or threatened in any court or by any governmental agency. The exchange offers are not conditioned upon any minimum aggregate principal amount of Restricted Notes being tendered for exchange. None of the exchange offers is conditioned on the consummation of any of the other exchange offers.

Principal Terms of the Registered Notes

The terms of the Registered Notes to be issued in the exchange offers are substantially identical in all material respects to the terms of the Restricted Notes, except that the Registered Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreement (as defined below) and will not have the registration rights applicable to the Restricted Notes. No public market currently exists for the Registered Notes. The Company does not intend to list the Registered Notes on any securities exchange or to apply for quotation in any automated dealer quotation system, and, therefore, no active public market is anticipated.

The Registered Notes, like the Restricted Notes, will be unsecured, unsubordinated obligations of the Company and will rank equally in right of payment with all of the Company’s existing and future unsecured, unsubordinated indebtedness.

Participating in these exchange offers involves risk. See “Risk Factors” beginning on page 10 of this prospectus, as well as those contained in any accompanying prospectus supplement and the documents incorporated by reference herein or therein, for a discussion of factors you should consider before participating in these exchange offers.

Each broker-dealer that receives Registered Notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such Registered Notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed that, for a period of up to 180 days after the expiration date of the applicable exchange offer, if requested by one or more such broker-dealers, the Company will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Registered Notes by any such broker-dealers. See “Plan of Distribution.”

Neither the SEC nor any state securities commission has approved or disapproved of these Registered Notes or the exchange offers, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 21, 2022.

The Company has not authorized anyone to provide you with information that is different from the information included or incorporated by reference in this document. The Company cannot take responsibility for, nor provide assurances as to the reliability of, any different or additional information that others may give you. This document may only be used where it is legal to sell these securities.

No person is authorized in connection with these exchange offers to give any information or to make any representation not contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. You should assume that the information contained in this prospectus is accurate only as of its date.

This prospectus does not constitute an offer to sell or buy any Registered Notes in any jurisdiction where it is unlawful to do so. You should base your decision to invest in the Registered Notes and participate in the exchange offers solely on information contained or incorporated by reference in this prospectus.

No person should construe anything in this prospectus as legal, business or tax advice. Each person should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the exchange offers under applicable legal investment or similar laws or regulations.

We have filed with the SEC a registration statement on Form S-4 (File No. 333-267389) with respect to the exchange offers and the Registered Notes. This prospectus, which forms part of that registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about the Company, the exchange offers and the Registered Notes described in this prospectus, you should refer to the registration statement and its exhibits and schedules and the documents incorporated by reference herein. Statements the Company makes in this prospectus or in the documents incorporated by reference herein about certain contracts or other documents are not necessarily complete. When the Company makes such statements, the Company refers you to the copies of the contracts or documents that are filed, because those statements are qualified in all respects by reference to those exhibits. The registration statement incorporates important business and financial information about the Company that is not included or delivered with this document. The registration statement, including its exhibits and schedules, is available at the SEC’s website at www.sec.gov. You may also obtain this information without charge by written or oral request made to the office of HF Sinclair Corporation, 2828 N. Harwood, Suite 1300, Dallas, Texas 75201, Attention: Senior Vice President, General Counsel and Secretary, (214) 871-3555.

In order to ensure timely delivery, you must request the information no later than October 13, 2022, which is five business days before the expiration of the exchange offers.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and some of the documents we incorporate by reference contain certain “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus or the documents we have incorporated herein or therein by reference, words such as “anticipate,” “project,” “will,” “expect,” “plan,” “goal,” “forecast,” “strategy,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Unless specifically noted, all statements concerning our expectations for future results of operations are based on forecasts for our existing operations and do not include the potential impact of any future acquisitions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•

our and HEP’s (as defined below) ability to successfully integrate the Sinclair Oil Corporation (now known as Sinclair Oil LLC) and Sinclair Transportation Company LLC businesses acquired from The Sinclair Companies (now known as REH Company) (collectively, the “Sinclair Transactions”) with our existing operations and fully realize the expected synergies of the Sinclair Transactions or on the expected timeline;

•	our ability to successfully integrate the operation of the Puget Sound refinery with our existing operations;

•

the demand for and supply of crude oil and refined products, including uncertainty regarding the effects of the continuing coronavirus (“COVID-19”) pandemic on future demand and increasing societal expectations that companies address climate change;

•	risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products or lubricant and specialty products in our markets;

•	the spread between market prices for refined products and market prices for crude oil;

•	the possibility of constraints on the transportation of refined products or lubricant and specialty products;

•

the possibility of inefficiencies, curtailments or shutdowns in refinery operations or pipelines, whether due to infection in the workforce or in response to reductions in demand, accidents, unexpected leaks or spills, unscheduled shutdowns, weather events, civil unrest, expropriation of assets, and other economic, diplomatic, legislative, or political events or developments, terrorism, cyberattacks, or other catastrophes or disruptions affecting our operations, production facilities, machinery, pipelines and other logistics assets, equipment, or information systems, or any of the foregoing of our suppliers, customers, or third-party providers;

•

the effects of current and/or future governmental and environmental regulations and policies, including the effects of current and/or future restrictions on various commercial and economic activities in response to the COVID-19 pandemic and increases in interest rates;

•	the availability and cost of our financing;

•	the effectiveness of our capital investments and marketing strategies;

•	our and HEP’s efficiency in carrying out and consummating construction projects, including our ability to complete announced capital projects, on time and within capital guidance;

•	our and HEP’s ability to timely obtain or maintain permits, including those necessary for operations or capital projects;

•	our ability to acquire refined or lubricant product operations or pipeline and terminal operations on acceptable terms and to integrate any existing or future acquired operations;

•	the possibility of terrorist or cyberattacks and the consequences of any such attacks;

•

uncertainty regarding the effects and duration of global hostilities, including the Russia-Ukraine war, and any associated military campaigns which may disrupt crude oil supplies and markets for our refined products and create instability in the financial markets that could restrict our ability to raise capital;

•	general economic conditions, including uncertainty regarding the timing, pace and extent of an economic recovery in the United States;

•	a prolonged economic slowdown due to the COVID-19 pandemic, inflation and labor costs, which could result in an impairment of goodwill and/or long-lived asset impairments; and

•	other financial, operational and legal risks and uncertainties detailed from time to time in our and HEP’s SEC filings.

All forward-looking statements included in this prospectus and all subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Other factors described herein, or factors that are unknown or unpredictable, could also have a material adverse effect on future results. You should not put undue reliance on any forward-looking statements. This summary discussion should be read in conjunction with the discussion of the known material risk factors and other cautionary statements under the heading “Risk Factors” included in this prospectus, any prospectus supplement, and in Item 1A of HFC’s Annual Report on Form 10-K for the year ended December 31, 2021, each incorporated by reference herein. The forward-looking statements speak only as of the date made and, other than as required by securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 (File No. 333-267389) under the Securities Act that registers the Registered Notes that will be offered in exchange for the Restricted Notes. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the Registered Notes. The rules and regulations of the SEC allow us to omit from this document certain information included in the registration statement.

We file annual, quarterly and current reports, and other information with the SEC (File No. 001-41325). Our filings with the SEC are available to the public through the Internet at the SEC’s website at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We make available free of charge on our Internet website at http://www.hfsinclair.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file those documents with the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute part of this prospectus unless specifically so designated and filed with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those publicly filed documents. The information incorporated by reference herein is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. Accordingly, we incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of the offering under this prospectus (excluding in each case information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act, or we incorporate it by reference into a filing under the Securities Act or the Exchange Act):

•	HFC’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 23, 2022 (File No. 001-03876), as amended on April 28, 2022;

•

The portions of our Definitive Proxy Statement, filed on April 25, 2022 (File No. 001-41325), that are specifically incorporated by reference into HFC’s Annual Report on Form 10-K for the year ended December 31, 2021;

•

Our Quarterly Reports on Form 10-Q for the quarter ended March  31, 2022, filed on May 9, 2022 (File No.  001-41325) and for the quarter ended June 30, 2022, filed on August 8, 2022 (File No. 001-41325); and

•

Our Current Reports on Form 8-K filed on March  24, 2022, April  7, 2022, April  8, 2022, April  25, 2022, April  27, 2022, June  9, 2022, June  9, 2022, as amended on June  13, 2022, July  5, 2022, as amended on September  1, 2022, July  25, 2022, August  11, 2022, August  16, 2022, August  25, 2022, September  12, 2022, September 15, 2022, and on Form 8-K12B filed on March  14, 2022, as amended on March 16, 2022.

You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement hereto. We have not authorized any person, including any salesperson or broker, to provide information other than that provided in this prospectus and in any supplement hereto. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus and in any supplement hereto is accurate only as of the date on its cover page and that any information incorporated by reference herein is accurate only as of the date of the document incorporated by reference.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents we incorporate by reference in this prospectus, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this prospectus incorporates. You may request copies by writing or telephoning us at the following address:

HF Sinclair Corporation

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention: Senior Vice President, General Counsel and Secretary

Telephone: (214) 871-3555

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than October 13, 2022. In the event that we extend the exchange offers, you must submit your request at least five business days before the expiration date of the exchange offers, as extended.

Except as expressly provided above, no other information is incorporated by reference into this prospectus.

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SUMMARY

The following is a summary of some of the information contained or incorporated by reference in this prospectus. This summary does not contain all the details concerning the exchange offers or the Registered Notes, including information that may be important to you. To better understand our business and financial position, you should carefully review this entire document and the documents incorporated by reference herein, including the information under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

HF Sinclair Corporation

We are an independent energy company that produces and markets high-value light products such as gasoline, diesel fuel, jet fuel, renewable diesel and other specialty products. We own and operate refineries located in El Dorado, Kansas; Tulsa, Oklahoma, which comprise two production facilities, the Tulsa West and Tulsa East facilities; Anacortes, Washington; Artesia, New Mexico, which operates in conjunction with crude oil distillation, vacuum distillation and other facilities situated 65 miles away in Lovington, New Mexico; Woods Cross, Utah; Sinclair, Wyoming and Casper, Wyoming. We market our refined products principally in the Southwest United States, the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. We supply high-quality fuels to more than 1,300 Sinclair branded stations and license the use of the Sinclair brand at more than 300 additional locations throughout the country. In addition, our subsidiaries produce and market base oils and other specialized lubricants in the United States, Canada and the Netherlands, and export products to more than 80 countries. Through our subsidiaries, we produce renewable diesel at two of our facilities in Wyoming and our facility in New Mexico. We also own a 47% limited partner interest and a non-economic general partner interest in Holly Energy Partners, L.P. (“HEP”), a master limited partnership that provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HF Sinclair subsidiaries.

Our principal corporate offices are located at 2828 N. Harwood, Suite 1300, Dallas, Texas 75201 and our telephone number is (214) 871-3555.

THE EXCHANGE OFFERS

Background	On April 27, 2022, we completed private exchange offers for, and issued, the Restricted Notes. We are offering to issue the Registered Notes in exchange for the Restricted Notes to satisfy our obligations under the Registration Rights Agreement, dated as of April 27, 2022 (the “Registration Rights Agreement”), that we entered into with the dealer managers and solicitation agents with respect to those private exchanges.

The exchange offers are intended to satisfy the rights granted to holders of the Restricted Notes in the Registration Rights Agreement. After the exchange offers are complete, holders of Restricted Notes will no longer be entitled to any exchange or registration rights with respect to the Restricted Notes.

Exchange Offers	We are offering to exchange the Restricted Notes for a like principal amount of the applicable Registered Notes of the same series, the offer of which has been registered under the Securities Act.

The Registered Notes will be substantially identical in all material respects to the Restricted Notes, except that the Registered Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreement and will not have the registration rights applicable to the Restricted Notes.

The Restricted Notes may be exchanged only in minimum denominations of $2,000 and integral multiples of $1,000. You should read the discussion under the headings “The Registered Notes” and “Description of the Notes” for further information regarding the Registered Notes. You should also read the discussion under the heading “Terms of the Exchange Offers” for further information regarding the exchange offers and resale of the Registered Notes.

Resales	Based on interpretations by the staff of the SEC set forth in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated and Shearman & Sterling, the Company believes that the Registered Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

•	are acquiring the Registered Notes in the ordinary course of business;

•	have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Registered Notes; and

•	you are not an “affiliate” of the Company, as defined in Rule 405 of the Securities Act.

By signing the letter of transmittal and exchanging your Restricted Notes for Registered Notes, as described below, you will be making representations to this effect.

Each participating broker-dealer that receives Registered Notes for its own account pursuant to the exchange offers in exchange for the Restricted Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the Registered Notes. See “Plan of Distribution.”

Any holder of Restricted Notes who:

•	is an affiliate of the Company, as defined in Rule 405 of the Securities Act;

•	does not acquire the Registered Notes in the ordinary course of its business; or

•	cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters must, in the absence of an exemption, comply with registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Registered Notes. The Company will not assume, nor will the Company indemnify you against, any liability you may incur under the Securities Act or state or local securities laws if you transfer any Registered Notes issued in the exchange offers absent compliance with the applicable registration and prospectus delivery requirements or an applicable exemption.

If any applicable law, rule, regulation or applicable interpretations of the staff of the SEC do not permit the Company to effect the exchange offers, or if the exchange offers are not consummated for any reason prior to the later of April 27, 2023 and the date on which, under certain circumstances, any dealer manager and solicitation agent so requests, the Company will be required to use commercially reasonable efforts to file a shelf registration statement under the Securities Act which would cover resales of the Restricted Notes. See “Terms of the Exchange Offers—Additional Obligations.”

Expiration Time	The exchange offers will expire at 5:00 p.m., New York City time, on October 20, 2022, or such later date and time to which the Company extends it. The Company does not currently intend to extend the expiration time for any of the offers.

Conditions to the Exchange Offers	The exchange offers are subject to the following conditions, which the Company may waive:

•	the exchange offers do not violate any applicable law, rule, regulation or applicable interpretations of the staff of the SEC; and

•

there is no action or proceeding instituted or threatened in any court or by any governmental agency with respect to these exchange offers, which, in the Company’s judgment, could reasonably be expected to impair the Company’s ability to proceed with the exchange offers.

The exchange offers are not conditioned upon any minimum aggregate principal amount of the Restricted Notes being tendered for exchange. None of the exchange offers is conditioned on the consummation of any of the other exchange offers.

See “Terms of the Exchange Offers—Conditions to the Exchange Offers.”

Procedures for Tendering the Restricted Notes	If you wish to accept and participate in the exchange offers, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise electronically deliver the completed, executed letter of transmittal or the copy thereof, together with the Restricted Notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold Restricted Notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offers, you must comply with the Automated Tender Offer Program (“ATOP”) procedures of DTC described herein.

By signing or agreeing to be bound by the letter of transmittal, or, in the case of book-entry transfer, an agent’s message in lieu of the letter of transmittal, you represent to the Company that, among other things:

•	any Registered Notes that you receive will be acquired in the ordinary course of business;

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Registered Notes;

•

if you are a broker-dealer that will receive Registered Notes for your own account in exchange for Restricted Notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of the Registered Notes; and

•	you are not an “affiliate” of the Company, as defined in Rule 405 under the Securities Act.

Special Procedures for Beneficial Owners

If you are a beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such Restricted Notes in the exchange offers, you should promptly contact the person in whose name the Restricted Notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offers on your own behalf, prior to completing and executing the letter of transmittal and delivering your Restricted Notes, you must either make appropriate arrangements to register ownership of the Restricted Notes in your name or obtain a properly completed bond power from the person in whose name the Restricted Notes are registered. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration time.

If you are a beneficial owner that holds Restricted Notes through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), société anonyme (“S.A.”) or Clearstream Banking, société anonyme (“Clearstream”), and wish to tender your Restricted Notes, contact Euroclear, S.A., or Clearstream directly to ascertain the procedures for tendering Restricted Notes and comply with such procedures.

Withdrawal of Tenders	Tenders of the Restricted Notes pursuant to the exchange offers may be withdrawn at any time prior to the expiration time. To withdraw, you must send a written notice of withdrawal to the exchange agent at its address indicated under “Terms of the Exchange Offers—Exchange Agent” before the expiration time of the exchange offers.

Acceptance of the Restricted Notes and Delivery of the Registered Notes	If all of the conditions to the completion of these exchange offers are satisfied, the Company will accept any and all Restricted Notes that are properly tendered in these exchange offers and not properly withdrawn before the expiration time. The Company will return any Restricted Notes that the Company does not accept for exchange to its registered holder at the Company’s expense promptly after the expiration time. The Company will deliver the Registered Notes to the registered holders of Restricted Notes accepted for exchange promptly after the expiration time and acceptance of such Restricted Notes. See “Terms of the Exchange Offers—Acceptance of Restricted Notes for Exchange; Delivery of Registered Notes.”

Effect on Holders of the Restricted Notes	As a result of making, and upon acceptance for exchange of all validly tendered Restricted Notes pursuant to the terms of, the exchange offers, the Company will have fulfilled a covenant contained in the Registration Rights Agreement. If a holder of Restricted Notes does not tender its Restricted Notes in the exchange offers, such holder will continue to hold their Restricted Notes and such holder will be entitled to all the rights and limitations applicable to the Restricted Notes in the Indenture (as defined in “The Registered Notes”), except for any rights under the Registration Rights Agreement that by their terms terminate upon the consummation of the exchange offers. See “Terms of the Exchange Offers—Purpose and Effect of the Exchange Offers.”

Consequences of Failure to Exchange

All untendered Restricted Notes will continue to be subject to the restrictions on transfer provided for in the Restricted Notes and in the Indenture. In general, the Restricted Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state or local securities laws. The trading market for your Restricted Notes will likely become more limited to the extent that other holders of Restricted Notes participate in the exchange offers. Following consummation of the exchange offers, the Company will not be required to register under the Securities Act any Restricted Notes that remain outstanding, except in the limited circumstances in which it is obligated to file a shelf registration statement for certain holders of Restricted Notes not eligible to participate in the exchange offers pursuant to the Registration Rights Agreement. If your Restricted Notes are not tendered and accepted in the exchange offers, it may become more difficult to sell or transfer the Restricted Notes. See “Terms of the Exchange Offers—Additional Obligations” and “Risk Factors.”

Material U.S. Federal Income Tax Considerations	The exchange of Restricted Notes for Registered Notes in the exchange offers will not constitute a taxable exchange for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Exchange Agent	Computershare Trust Company, N.A.is the exchange agent for the exchange offers. The address and telephone number of the exchange agent are set forth under the heading “Terms of the Exchange Offers—Exchange Agent.”

THE REGISTERED NOTES

The terms of the Registered Notes are summarized below. This summary is not a complete description of the Registered Notes. For a more detailed description of the Registered Notes, see the discussion under the heading “Description of the Notes.” Other than the restrictions on transfer, registration rights and additional interest provisions, each series of the Registered Notes will have the same terms as the corresponding series of the Restricted Notes.

The Restricted Notes were, and the Registered Notes will be, issued by HF Sinclair Corporation. The following table sets forth the title (including interest rate), maturity date, aggregate principal amount and interest payment dates of each series of Registered Notes offered hereby. The Restricted Notes were, and the Registered Notes will be, issued pursuant to the Indenture, dated as of April 27, 2022 (the “Base Indenture”), between the Company, as issuer, and Computershare Trust Company, N.A., as trustee, filed with the SEC as Exhibit 4.1 to the Company’s Form 8-K, File No. 001-41325, on April 27, 2022, as supplemented by that certain First Supplemental Indenture, dated as of April 27, 2022 (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between the Company, as issuer, and Computershare Trust Company, N.A., as trustee, filed with the SEC as Exhibit 4.2 to the Company’s Form 8-K, File No. 001-41325, on April 27, 2022.

	Maturity Date	Maximum Aggregate Principal Amount	Interest Payment Dates
Title (including interest rate)
2.625% Senior Notes due 2023 (the “2023 Registered Notes”)	October 1, 2023	$290,348,000	April 1 and October 1
5.875% Senior Notes due 2026 (the “2026 Registered Notes”)	April 1, 2026	$797,100,000	April 1 and October 1
4.500% Senior Notes due 2030 (the “2030 Registered Notes”)	October 1, 2030	$325,034,000	April 1 and October 1

Interest Payment Dates	Interest on the Registered Notes will accrue from the last interest payment date on which interest was paid or duly provided for on the Restricted Notes surrendered in exchange therefor. The holders of the Restricted Notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those Restricted Notes from the last interest payment date on which interest was paid or duly provided for on such Restricted Notes to the date of issuance of the Registered Notes. Interest on the Restricted Notes accepted for exchange will cease to accrue upon issuance of the Registered Notes. Interest is payable on the Registered Notes beginning with the first interest payment date following the consummation of the exchange offers.

Ranking	The Registered Notes will be general unsecured unsubordinated obligations of the Issuer and will be:

•

equal in right of payment with all of the Issuer’s other existing and future unsecured senior obligations (including each other series of the Registered Notes and all existing notes issued by the Issuer);

•	effectively subordinated to any future secured indebtedness of the Issuer, to the extent of the assets securing such indebtedness; and

structurally subordinated to all existing and any future obligations of the Issuer’s subsidiaries, including any HFC notes that remain outstanding.

See “Description of the Notes—Ranking.”

Optional Redemption	Each series of Registered Notes to be issued in the exchange offers will have the same redemption provisions as the corresponding series of Restricted Notes for which they are being offered in exchange.

For more information on the redemption provisions of the Registered Notes of each series, see “Description of the Notes—Optional Redemption.”

Certain Covenants	We will issue the Registered Notes under the Indenture, which contains covenants described in “Description of the Notes” that, with certain exceptions, restrict the ability of the Issuer to incur certain liens securing debt and sell all or substantially all of its assets or merge or consolidate with or into other companies. These covenants are identical to those applicable to the equivalent Restricted Notes to be exchanged in the exchange offers. Each covenant is subject to a number of important exceptions, limitations and qualifications that are described under “Description of the Notes—Certain Covenants.”

Use of Proceeds	The Company will not receive any cash proceeds from the issuance of the Registered Notes. In consideration for issuing the Registered Notes as contemplated in this prospectus, the Company will receive in exchange Restricted Notes in like principal amount, which will be cancelled and, as such, issuing the Registered Notes will not result in any increase in the Company’s indebtedness.

Trustee	Computershare Trust Company, N.A.

Form and Denominations	The Registered Notes of each series will be represented by global certificates deposited with, or on behalf of, DTC or its nominee. See “Book-Entry Settlement and Clearance.” The Registered Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	For a discussion of factors you should carefully consider before deciding to purchase the Registered Notes, see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages ii and 10, respectively, of this prospectus and the “Risk Factors” discussed in HFC’s Annual Report on Form 10-K for the year ended December 31, 2021, which document is incorporated by reference in this prospectus.

No Public Market	The Registered Notes are new securities, and there is currently no established trading market for the Registered Notes. See “Risk Factors.” An active trading market may not develop for the

Registered Notes, and we do not intend to apply to list the Registered Notes on any securities exchange or for quotation in any automated dealer quotation system.

Governing Law	The Registered Notes will be, and the Indenture is, governed by and construed in accordance with the laws of the State of New York.

RISK FACTORS

Investing in the Registered Notes involves risks, which risks are substantially equivalent to those applicable to the Restricted Notes exchanged therefor except that the Registered Notes will be registered. Prospective investors should consider carefully all of the information set forth in this prospectus, any free writing prospectus filed by us with the SEC and the documents incorporated by reference herein. In particular, you should carefully consider the risk factors discussed below and under “Risk Factors” included in HFC’s Annual Report on Form 10-K for the year ended December 31, 2021. See “Incorporation of Certain Information by Reference” and “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to the Registered Notes

The Registered Notes are structurally subordinated to all the obligations of our subsidiaries and our ability to service our debt is dependent on the performance of our subsidiaries. Despite our current indebtedness levels, we may be able to incur substantially more debt, which could exacerbate the risks associated with our leverage.

The Registered Notes will be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities, including trade payables and other accrued rebates and liabilities, of our subsidiaries, including HFC and its subsidiaries. We may, and our subsidiaries may, incur substantial additional indebtedness, including secured indebtedness, in the future. The terms of the Indenture generally do not restrict us or our subsidiaries from doing so. In addition, the Indenture will allow us to issue other series of debt securities under certain circumstances. Although the Indenture places some limitations on our ability and the ability of our subsidiaries to create liens securing indebtedness, there are significant exceptions to these limitations that will allow us and our subsidiaries to secure significant amounts of indebtedness without equally and ratably securing the Registered Notes. If we or our subsidiaries incur secured indebtedness and such secured indebtedness is either accelerated or becomes subject to a bankruptcy, liquidation or reorganization, our and our subsidiaries’ assets would be used to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the Registered Notes that are not similarly secured. Subject to certain limitations relating to creation of liens, the Indenture also will not restrict our subsidiaries from incurring additional debt, which would be structurally senior to the Registered Notes. In addition, the Indenture will not prevent us or our subsidiaries from incurring other liabilities that do not constitute indebtedness. In addition, the Registered Notes will be structurally subordinated in right of payment to the HFC notes with respect to the assets of HFC and its subsidiaries.

The Registered Notes are obligations exclusively of HF Sinclair. However, since we conduct a significant portion of our operations through our subsidiaries, our cash flow and our consequent ability to service our debt, including the Registered Notes, depends in part upon the earnings of our subsidiaries and the distribution of those earnings, or upon loans or other payments of funds by those subsidiaries, to us. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, may depend upon the earnings of those subsidiaries and may be subject to various business considerations. As of June 30, 2022, we had total consolidated indebtedness of approximately $3.348 billion.

The Registered Notes will be unsecured and therefore will be effectively subordinated to any secured debt we may incur in the future.

The Registered Notes will not be secured by any of HF Sinclair’s assets or those of our subsidiaries. As a result, the Registered Notes will be effectively subordinated to any secured debt we may incur to the extent of the value of the assets securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our secured debt may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the Registered Notes.

An increase in market interest rates could result in a decrease in the market value of the Registered Notes.

In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest decline in value. Consequently, if market interest rates increase, the market value of the Registered Notes may decline. We cannot predict the future level of market interest rates.

Our indebtedness could adversely affect our business, financial condition and results of operations, as well as our ability to meet payment obligations under the Registered Notes and other debt, and any downgrade of our credit rating could adversely impact us.

As of June 30, 2022, we had total consolidated indebtedness of $3.348 billion. Our indebtedness and other financial commitments have important consequences to our business, including, but not limited to:

•	making it more difficult for us to meet payment and other obligations under the Registered Notes and other outstanding debt;

•

resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which event of default could result in all of our debt becoming immediately due and payable;

•

reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the Registered Notes and other debt.

Our ability to meet our payment and other obligations under our debt instruments depends on our ability to generate significant cash flow in the future. This ability, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our existing or any future credit facilities or otherwise, in an amount sufficient to enable us to meet our payment obligations under the Registered Notes and our other debt and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the Registered Notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the Registered Notes and our other debt.

In addition, we receive credit ratings from rating agencies in the United States with respect to our debt. Factors that may impact our credit ratings include, among others, debt levels, planned asset sales and purchases, liquidity, forecasted production growth and commodity prices. Any credit downgrades could adversely impact our ability to access financing and trade credit, require us to provide additional letters of credit or other assurances under contractual arrangements and increase our interest rate under any credit facility borrowing as well as the cost of any other future debt.

Risks Related to the Exchange Offers

You may have difficulty selling the Restricted Notes that you do not exchange.

If you do not exchange your Restricted Notes for Registered Notes in the exchange offers, you will continue to be subject to the restrictions on transfer of your Restricted Notes described in the legend on your Restricted

Notes and we will not be required to offer another opportunity for you to exchange your Restricted Notes for registered notes, except in limited circumstances. The restrictions on transfer of your Restricted Notes arise because we issued the Restricted Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may offer or sell the Restricted Notes only if they are registered under the Securities Act and applicable state securities laws or are offered and sold under an exemption from these requirements. We do not intend to register the Restricted Notes under the Securities Act. We may in the future seek to acquire untendered Restricted Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Restricted Notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered Restricted Notes. To the extent Restricted Notes are tendered and accepted in the exchange offers, the trading market, if any, for the remaining Restricted Notes would likely be adversely affected. See “Terms of the Exchange Offers—Consequences of Failure to Exchange” for a discussion of the possible consequences of failing to exchange your Restricted Notes.

Because we anticipate that most holders of the Restricted Notes will elect to exchange their Restricted Notes, we expect that the liquidity of the market for any Restricted Notes remaining after the completion of the exchange offers will be substantially limited. Any Restricted Notes tendered and exchanged in the exchange offers will reduce the aggregate principal amount of the Restricted Notes of the applicable series outstanding. Following the exchange offers, if you do not tender your Restricted Notes you generally will not have any further registration rights, and your Restricted Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Restricted Notes could be adversely affected.

You may find it difficult to sell your Registered Notes because there is no existing trading market for the Registered Notes and we cannot assure you that an active trading market will develop for the Registered Notes.

You may find it difficult to sell your Registered Notes because an active trading market for the Registered Notes may not develop. There is no existing trading market for the Registered Notes. We do not intend to apply for listing or quotation of the Registered Notes on any exchange, so we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. We cannot assure you a trading market for the Registered Notes will ever develop or be maintained if developed.

Furthermore, we cannot assure you as to the liquidity of any trading market that may develop for any of the Registered Notes, whether you will be able to sell the Registered Notes, or the prices at which you may be able to sell the Registered Notes. The prices at which the Registered Notes may trade may be volatile, depending on many factors, including, but not limited to, prevailing interest rates, general economic conditions, our performance and financial results and markets for similar securities. As a result, the market price of the Registered Notes, as well as your ability to sell the Registered Notes, could be adversely affected.

Broker-dealers or noteholders may become subject to the registration and prospectus delivery requirements of the Securities Act.

Any broker-dealer that exchanges its Restricted Notes in the exchange offers for the purpose of participating in a distribution of the Registered Notes, or resells Registered Notes that were received by it for its own account in the exchange offers, may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the Registered Notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

In addition to broker-dealers, any noteholder that exchanges its Restricted Notes in the exchange offers for the purpose of participating in a distribution of the Registered Notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.

You must comply with the exchange offer procedures in order to receive freely tradable Registered Notes.

Delivery of the Registered Notes in exchange for the Restricted Notes tendered and accepted for exchange pursuant to the exchange offers will be made only if such tenders comply with the exchange offer procedures described herein, including the timely receipt by the exchange agent of book-entry transfer of the Restricted Notes into such exchange agent’s account at DTC, as depositary, including an agent’s message. We are not required to notify you of defects or irregularities in tenders of Restricted Notes for exchange. The method of delivery of Restricted Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders of the Restricted Notes.

Consummation of the exchange offers may not occur.

Each of the exchange offers is subject to the satisfaction of certain conditions. See “Terms of the Exchange Offers—Conditions to the Exchange Offers.” Even if the exchange offers are completed, they may not be completed on the timing described in this prospectus. Accordingly, holders participating in the exchange offers may have to wait longer than expected to receive their Registered Notes, during which time such holders will not be able to effect transfers of their Restricted Notes tendered in the exchange offers. Until we announce whether we have accepted valid tenders of Restricted Notes for exchange pursuant to one of the exchange offers, no assurance can be given that such exchange offer will be completed. In addition, subject to applicable law and as provided in this prospectus, we may, in our sole discretion, extend, re-open, amend, waive any condition of or terminate any of the exchange offers at any time before our announcement of whether we will accept valid tenders of Restricted Notes for exchange pursuant to such exchange offer, which we expect to make as soon as reasonably practicable after the expiration date.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Registered Notes. In consideration for issuing the Registered Notes as contemplated in this prospectus, the Company will receive in exchange Restricted Notes in like principal amount, which will be cancelled, and, as such, issuing the Registered Notes will not result in any increase in the Company’s indebtedness.

TERMS OF THE EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

We and the dealer managers and solicitation agents entered into a Registration Rights Agreement with respect to the Restricted Notes on April 27, 2022. Pursuant to the Registration Rights Agreement, we agreed, among other things, to use commercially reasonable efforts to (1) file a registration statement on an appropriate registration form with respect to a registered offer to exchange each series of Restricted Notes for Registered Notes, with terms substantially identical in all material respects to such series of Restricted Notes (except that the Registered Notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate and will not have the registration rights applicable to the Restricted Notes) and (2) cause the registration statement to be declared effective under the Securities Act on or before April 27, 2023. In furtherance of the foregoing, we have filed with the SEC a registration statement on Form S-4 (File No. 333-267389) with respect to the exchange offers and the Registered Notes. We agreed to use commercially reasonable efforts to complete the exchange offer for each series of notes no later than 60 days after the registration statement is declared effective by the SEC. If any applicable law, rule, regulation or applicable interpretations of the staff of the SEC do not permit the Company to effect the exchange offers, or if the exchange offers are not consummated for any reason prior to the later of April 27, 2023 and the date on which, under certain circumstances, any dealer manager and solicitation agent so requests, the Company will be required to use commercially reasonable efforts to file a shelf registration statement under the Securities Act which would cover resales of the Restricted Notes.

After the SEC declares this exchange offer registration statement effective, we will offer the Registered Notes in return for the Restricted Notes. Each of the exchange offers will remain open for at least 20 business days (or longer if required by applicable law) after the date we electronically deliver notice of such exchange offer to the holders of the applicable Restricted Notes. For each Restricted Note surrendered to us pursuant to an exchange offer, the holder of the Restricted Note will receive a Registered Note having a principal amount equal to that of the surrendered Restricted Note. Interest on each Registered Note will accrue from the last interest payment date on which interest was paid on the Restricted Note surrendered in exchange therefor.

Under existing SEC interpretations, Registered Notes acquired in the exchange offers by holders of Restricted Notes will be freely transferable without further registration under the Securities Act if the holder of the Registered Notes is acquiring the Registered Notes in the ordinary course of its business, has no arrangement or understanding to participate in the distribution of the Registered Notes and is not an affiliate of the Company, as such terms are interpreted by the SEC; however, broker-dealers (“participating broker-dealers”) receiving Registered Notes in a registered exchange offer will also have a prospectus delivery requirement with respect to resales of such Registered Notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to Registered Notes (other than a resale of an unsold allotment from the original sale of the Restricted Notes) with the prospectus contained in the exchange offer registration statement relating to such Registered Notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date of the exchange offers, if requested by one or more such broker-dealers, we will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Registered Notes by any such broker-dealers.

A holder of Restricted Notes who wishes to exchange its Restricted Notes for Registered Notes in the exchange offers will be required to represent that (1) any Registered Notes to be received by it will be acquired in the ordinary course of its business, (2) at the time of the commencement of the exchange offers, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Registered Notes in violation of the provisions of the Securities Act, (3) it is not an

“affiliate” (within the meaning of Rule 405 under the Securities Act) of the Company, (4) if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Registered Notes and (5) if such holder is a broker-dealer that will receive Registered Notes for its own account in exchange for Restricted Notes that were acquired as a result of market-making or other trading activities, then such holder will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Registered Notes. See “Plan of Distribution.”

The Registration Rights Agreement provides, among other things, that if we have not exchanged Registered Notes for all Restricted Notes validly tendered in accordance with the terms of the exchange offers on or prior to April 27, 2023 or a shelf registration statement is required under the limited circumstances set forth in the Registration Rights Agreement and such shelf registration statement is not declared effective on or prior to the later of April 27, 2023 and 60 days after delivery of a request by a dealer manager and solicitation agent for the filing of a shelf registration, the annual interest rate on the Restricted Notes will increase initially by 0.25% per annum for the first 90-day period immediately following the occurrence of such registration default. The annual interest rate on the Restricted Notes will increase by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue; however, the rate at which such additional interest accrues may in no event exceed 0.50% per annum. See “Exchange Offers; Registration Rights.”

Resale of Registered Notes

Based on the position that the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated and Shearman & Sterling, the Registered Notes issued in the exchange offers may be offered for resale, resold and otherwise transferred without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if the holder of the Restricted Notes who wishes to exchange its Restricted Notes for Registered Notes can make the representations set forth below under “—Procedures for Tendering the Restricted Notes.” However, if such holder intends to participate in a distribution of the Registered Notes, is a broker-dealer that acquired the Restricted Notes directly from us for its own account in the initial offering of the Restricted Notes and not as a result of market-making activities or other trading activities or is an “affiliate” of the Company as defined in Rule 405 under the Securities Act, such holder will not be eligible to participate in the exchange offers, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of its Restricted Notes. See “—Additional Obligations” below.

A broker-dealer that has acquired Restricted Notes as a result of market-making or other trading activities has to deliver a prospectus in order to resell any Registered Notes it receives for its own account in the exchange offers. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date of the exchange offers, if requested by one or more such broker-dealers, we will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Registered Notes by any such broker-dealers. See “Plan of Distribution” for more information regarding broker-dealers.

The exchange offers are not being made to, nor will we accept tenders for exchange from, holders of Restricted Notes in any jurisdiction in which these exchange offers or the acceptance of the exchange offers would not be in compliance with the securities or blue sky laws.

Terms of the Exchange Offers

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any and all Restricted Notes properly tendered and not withdrawn prior to the expiration time. The Restricted Notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will issue $2,000 principal amount or an integral multiple of $1,000 of Registered Notes in exchange for a corresponding principal amount of Restricted Notes surrendered in the exchange offers. In exchange for each Restricted Note surrendered in the exchange offers, we will issue a Registered Note with a like principal amount.

The form and terms of the Registered Notes will be substantially identical in all material respects to the form and terms of the Restricted Notes, except that the Registered Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreement and will not have the registration rights applicable to the Restricted Notes.

The Registered Notes will evidence the same debt as the Restricted Notes. The Registered Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the Restricted Notes. Consequently, each series of Registered Notes and the corresponding Restricted Notes that are not exchanged in the applicable exchange offer will be treated as a single series of debt securities under the Indenture.

The exchange offers are not conditioned upon any minimum aggregate principal amount of Registered Notes being tendered for exchange. None of the exchange offers is conditioned on the consummation of any of the other exchange offers.

There will be no fixed record date for determining registered holders of Restricted Notes entitled to participate in the exchange offers.

We intend to conduct the exchange offers in accordance with the provisions of the Registration Rights Agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Restricted Notes that are not tendered for exchange in the exchange offers will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture.

We will be deemed to have accepted for exchange properly tendered Restricted Notes when we have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Registered Notes from the Company and delivering the Registered Notes to such holders. Subject to the terms of the exchange offers and the Registration Rights Agreement, we expressly reserve the right to amend or terminate any of the exchange offers, and to not accept for exchange any Restricted Notes not previously accepted for exchange.

We will pay all charges and expenses, other than those brokerage commissions or fees or transfer or other taxes described below, in connection with the exchange offers. It is important that you read the section titled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offers.

Expiration Time; Extensions; Amendments

Each of the exchange offers will expire at 5:00 p.m., New York City time, on October 20, 2022, unless, in our sole discretion, we extend the expiration time of such exchange offer.

In order to extend the exchange offers, we will notify the exchange agent in writing of any extension of such exchange offer. We will notify registered holders of the applicable Restricted Notes in writing or by public announcement of the extension, if any, of the expiration time by no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration time.

We expressly reserve the right, in our sole discretion:

•	to delay accepting for exchange any Restricted Notes due to an extension of the exchange offers;

•

to extend the exchange offers or to terminate the exchange offers and to refuse to accept Restricted Notes not previously accepted if any of the conditions set forth under “—Conditions to the Exchange Offers” have not been satisfied by giving written notice of such extension or termination to the exchange agent; or

•	subject to the terms of the Registration Rights Agreement, to amend the terms of the exchange offers in any manner.

Any such delay in acceptance, extension or termination will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of Restricted Notes. If we amend any of the exchange offers in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the relevant Restricted Notes of such amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of any of the exchange offers, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a timely press release to a financial news service. If we make any material change to any of the exchange offers, we will disclose this change by means of a post-effective amendment to the registration statement that includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of relevant Restricted Notes. In addition, we will extend the relevant exchange offer(s) for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer(s) would otherwise expire during that period. We will promptly notify the exchange agent by written notice of any delay in acceptance, extension, termination or amendment of any of the exchange offers.

Conditions to the Exchange Offers

Notwithstanding any other terms of the exchange offers, we will not be required to accept for exchange, or exchange any Registered Notes for, any Restricted Notes, and we may terminate any of the exchange offers as provided in this prospectus before accepting any Restricted Notes for exchange, if we determine in our sole discretion:

•	the exchange offers would violate any applicable law, rule, regulation or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by any governmental agency with respect to the exchange offers.

In addition, we will not be obligated to accept for exchange the Restricted Notes of any holder that has not made the representations described in the letter of transmittal and under “—Purpose and Effect of the Exchange Offers,” “—Procedures for Tendering the Restricted Notes” and “Plan of Distribution,” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the Registered Notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which any of the exchange offers are open. Consequently, we may delay acceptance of any Restricted Notes by giving written notice (including by public announcement) of such extension to the registered holders of the relevant Restricted Notes as promptly as practicable. During any such extensions, all relevant Restricted Notes previously tendered will remain subject to the applicable exchange offers, and we may accept them for exchange unless they have been previously withdrawn. We will return any Restricted Notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration or termination of the exchange offers.

We expressly reserve the right to amend or terminate any of the exchange offers, and to reject for exchange any Restricted Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offers specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the relevant Restricted Notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration time.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion; provided that any waiver of a condition of tender with respect to any of the exchange offers will apply to all of the relevant, outstanding Restricted Notes and not only to particular relevant Restricted Notes. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any Restricted Notes tendered, and will not issue Registered Notes in exchange for any such Restricted Notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Procedures for Tendering the Restricted Notes

Except as described below, a holder tendering Restricted Notes must, prior to 5:00 p.m., New York City time, on the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent, or

•	if Restricted Notes are tendered in accordance with the book-entry procedures described below, the tendering holder must transmit an agent’s message (described below) to the exchange agent.

Transmittal will be deemed made only when actually received or confirmed by the exchange agent.

In addition, the exchange agent must receive, before 5:00 p.m., New York City time, on the expiration date book-entry transfer of the Restricted Notes into the exchange agent’s account at DTC, the book-entry transfer facility.

The term “agent’s message” means a computer-generated message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by, and makes the representations and warranties contained in, the letter of transmittal and that we may enforce the letter of transmittal against such participant.

The method of delivery of Restricted Notes, letters of transmittal and all other required documents is at the holder’s election and risk. If delivery is by mail, we recommend that holders use registered mail, properly insured, with return receipt requested. In all cases, holders should allow sufficient time to assure timely delivery. Holders should not send letters of transmittal or Restricted Notes to anyone other than the exchange agent.

If the holder is a beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wishes to tender, such holder should promptly instruct the registered holder to tender on its behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the exchange agent’s account.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the Restricted Notes surrendered for exchange are tendered:

•	by a registered holder of the Restricted Notes that has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program or the New York Stock Exchange Medallion Signature Program.

We will reasonably determine all questions as to the validity, form and eligibility of Restricted Notes tendered for exchange and all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

We reserve the right to reject any particular Restricted Note not validly tendered, or any acceptance that might, in our judgment, be unlawful. We also reserve the right to waive any defects or irregularities with respect to the form of, or procedures applicable to, the tender of any particular Restricted Note before the expiration date. Unless waived, any defects or irregularities in connection with tenders of Restricted Notes must be cured before the expiration date of the applicable exchange offer. None of the Company, the exchange agent or any other person will be under any duty to give notification of any defect or irregularity in any tender of the Restricted Notes. None of the Company, the exchange agent or any other person will incur any liability for failing to give notification of any defect or irregularity.

If the letter of transmittal is executed by a person other than the registered holder of Restricted Notes, the letter of transmittal must be accompanied by the Restricted Notes endorsed by the registered holder or written instrument of transfer or exchange in satisfactory form, duly executed by the registered holder, in either case with the signature guaranteed by an eligible institution. In addition, in either case, the original endorsement or the instrument of transfer must be signed exactly as the name of any registered holder appears on the Restricted Notes.

If the letter of transmittal or any Restricted Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for exchange and withdrawal of tendered Restricted Notes will be determined by the Company in its sole discretion, and its determination will be final and binding.

By signing or agreeing to be bound by the letter of transmittal, each tendering holder of Restricted Notes will represent, among other things, that:

•

it is not an affiliate of ours or, if an affiliate of ours, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable in connection with the resale of the Registered Notes;

•	the Registered Notes will be acquired in the ordinary course of its business;

•

it is not participating, does not intend to participate, and has no arrangement or understanding with anyone to participate, in the distribution (within the meaning of the Securities Act) of the Registered Notes; and

•

if such holder is a broker-dealer that will receive Registered Notes for its own account in exchange for Restricted Notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Registered Notes. See “Plan of Distribution.”

Acceptance of Restricted Notes for Exchange; Delivery of Registered Notes

Upon satisfaction of all of the conditions to the applicable exchange offer, we will accept, promptly after the expiration date, all relevant Restricted Notes validly tendered and not validly withdrawn. We will issue the Registered Notes promptly after the expiration of the applicable exchange offer and acceptance of the relevant Restricted Notes. See “—Conditions to the Exchange Offers” above. For purposes of the exchange offers, we will be deemed to have accepted validly tendered Restricted Notes for exchange when, as and if we have given written notice of such acceptance to the exchange agent.

For each Restricted Note accepted for exchange, the holder of the Restricted Note will receive a Registered Note having a principal amount equal to that of the surrendered Restricted Note. Restricted Notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offers. Holders of Restricted Notes whose Restricted Notes are accepted for exchange will not receive any payment for accrued interest on the Restricted Notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offers and will be deemed to have waived their rights to receive such accrued interest on the Restricted Notes.

In all cases, issuance of Registered Notes for Restricted Notes will be made only after timely receipt by the exchange agent of:

•	book-entry confirmation of the deposit of the Restricted Notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or a transmitted agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged Restricted Notes will be returned without expense to the tendering holder of the Restricted Notes promptly after the expiration of the applicable exchange offer. In the case of Restricted Notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged Restricted Notes will be returned or recredited promptly after the expiration of the applicable exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the Restricted Notes at DTC for purposes of the exchange offers within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems and is tendering Restricted Notes must make book-entry delivery of the Restricted Notes by causing DTC to transfer those Restricted Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer, including its ATOP procedures. The participant should transmit its acceptance to DTC prior to 5:00 p.m., New York City time, on the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Restricted Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer, which confirmation must be received prior to 5:00 p.m., New York City time, on the expiration date. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant. Delivery of Registered Notes issued in the exchange offers may be effected through book-entry transfer at DTC. However, the letter of transmittal (or an agent’s message in lieu thereof), with any required signature guarantees and any other required documents, must be transmitted to, and received by, the exchange agent at the address listed below under “—Exchange Agent” (or its account at DTC with respect to an agent’s message) prior to 5:00 p.m., New York City time, on the expiration date.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of Restricted Notes may withdraw (and resubmit) their tenders at any time prior to the expiration of the applicable exchange offers. For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at one of the addresses set forth below under “—Exchange Agent,” or the holder must comply with the appropriate procedure of DTC’s ATOP system.

Any such notice of withdrawal must specify the name of the person who tendered the Restricted Notes to be withdrawn, identify the Restricted Notes to be withdrawn (including the principal amount of such Restricted Notes and the CUSIPs and total principal amount of such Restricted Notes) and, where Restricted Notes have been transmitted via ATOP, specify the name in which such Restricted Notes were registered if different from that of the withdrawing holder. Any such notice of withdrawal must also be signed by the person having tendered the Restricted Notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these Restricted Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the Restricted Notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender and, if applicable because the Restricted Notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited if different than that of the person having tendered the Restricted Notes to be withdrawn.

If certificates for Restricted Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless such holder is an eligible guarantor institution.

If Restricted Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Restricted Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and our determination shall be final and binding on all parties. We will deem any Restricted Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offers. Any Restricted Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of Restricted Notes tendered by book-entry transfer into the exchange agent’s account of DTC according to the procedures described above, such Restricted Notes will be credited to an account maintained with DTC for Restricted Notes) promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn Restricted Notes may be retendered by following one of the procedures described under “—Procedures for Tendering the Restricted Notes” above at any time prior to the expiration time.

Exchange Agent

Computershare Trust Company, N.A. has been appointed as exchange agent for the exchange offers. You should direct questions and requests for assistance or requests for additional copies of this prospectus, or the letter of transmittal, to the exchange agent addressed as follows:

Computershare Trust Company, N.A., Exchange Agent

Registered & Certified Mail: Computershare Trust Company, N.A. MAC N9300-070 600 South Fourth Street Minneapolis, MN 55402	Regular Mail or Courier: Computershare Trust Company, N.A. MAC N9300-070 600 South Fourth Street Minneapolis, MN 55402	In Person by Hand Only: Computershare Trust Company, N.A. MAC N9300-070 600 South Fourth Street Minneapolis, MN 55402

or by facsimile at (877) 407-4679

to confirm by telephone or for information at (800) 344-5128

Delivery to an address other than as set forth above does not constitute a valid delivery to the exchange agent.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offers. We have agreed under the Registration Rights Agreement to pay all expenses incident to the exchange offers other than commissions or concessions of any broker-dealers and will indemnify the holders of the Restricted Notes and the Registered Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act. The cash expenses to be incurred in connection with the exchange offers, including out-of-pocket expenses for the exchange agent, will be paid by the Company. We will not pay for underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of Restricted Notes by a holder.

Consequences of Failure to Exchange

Holders of Restricted Notes who do not exchange their Restricted Notes for Registered Notes under the exchange offers will remain subject to the restrictions on transfer of such Restricted Notes as set forth in the legend printed on the Restricted Notes as a consequence of the issuance of the Restricted Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws and otherwise as set forth in the offering memorandum distributed in connection with the private placement offering of the Restricted Notes.

In general, you may not offer or sell the Restricted Notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the Restricted Notes under the Securities Act. Based on interpretations of the SEC staff, Registered Notes issued pursuant to the exchange offers may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is the Company’s “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as the holders acquired the Registered Notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the Registered Notes to be acquired in the exchange offers. Any holder who tenders in the exchange offers for the purpose of participating in a distribution of the Registered Notes cannot rely on the applicable interpretations of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

We do not currently anticipate that we will register under the Securities Act any Restricted Notes that remain outstanding after completion of the exchange offers. See “Risk Factors—Risks Related to the Exchange Offers—You may have difficulty selling the Restricted Notes that you do not exchange.”

Accounting Treatment

We will record the Registered Notes in our accounting records at the same carrying value as the Restricted Notes for which they were exchanged in respect of the offer made pursuant to this prospectus, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offers. We will expense the costs of the exchange offers and amortize the remaining unamortized expenses related to the issuance of the Restricted Notes over the term of the Registered Notes.

Additional Obligations

In the Registration Rights Agreement, we agreed that under certain circumstances we would file a shelf registration statement with the SEC covering resales of notes by holders thereof if:

•

we determine that that the exchange offers are not available or may not be completed because they would violate any applicable law, rule, regulation or applicable interpretations of the staff of the SEC; or

•

the exchange offers are not for any other reason completed prior to the later of April 27, 2023 and the date on which, under certain circumstances, any dealer manager and solicitation agent so requests.

In such an event, we would be under a continuing obligation to use commercially reasonable efforts to keep the shelf registration statement effective and to provide copies of the latest version of the prospectus contained therein to any broker-dealer that requests copies for use in a resale.

Other

Participation in the exchange offers is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take. We may in the future seek to acquire untendered Restricted Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Restricted Notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered Restricted Notes.

DESCRIPTION OF THE NOTES

The following summary description sets forth certain terms and provisions of the Registered Notes. Because this description is a summary, it does not describe every aspect of the Registered Notes. The Registered Notes will be issued under the Indenture. This summary is subject to, and is qualified in its entirety by reference to, the Indenture and the forms of Registered Notes.

The Indenture has been qualified under the Trust Indenture Act, and you should refer to the Trust Indenture Act for provisions that apply to the Registered Notes.

In this “Description of the Notes” section, when we refer to the “Issuer,” “Company,” “HF Sinclair,” “we,” “our,” or “us,” we refer to HF Sinclair Corporation and any successor obligor and not to any of its subsidiaries.

General

The Restricted Notes were, and the Registered Notes will be, issued by HF Sinclair Corporation, a Delaware corporation.

The Restricted Notes were, and the Registered Notes will be, issued pursuant to the Indenture.

The terms of each series of the Registered Notes will be substantially identical in all material respects to the terms of the corresponding series of Restricted Notes, except that the Registered Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreement and will not have the registration rights applicable to the Restricted Notes. The trustee will authenticate and deliver Registered Notes for original issue only in exchange for a like principal amount of Restricted Notes.

Each series of the Registered Notes constitutes a separate series under the Indenture. The Registered Notes are not subject to any sinking fund provision.

The following table sets forth the title (including the interest rate), maturity date, aggregate principal amount outstanding and interest payment dates of each series of Registered Notes offered.

	Maturity Date	Aggregate Principal Amount	Interest Payment Dates
Title (including interest rate)
2.625% Senior Notes due 2023 (the “2023 Registered Notes”)	October 1, 2023	$290,348,000	April 1 and October 1
5.875% Senior Notes due 2026 (the “2026 Registered Notes”)	April 1, 2026	$797,100,000	April 1 and October 1
4.500% Senior Notes due 2030 (the “2030 Registered Notes”)	October 1, 2030	$325,034,000	April 1 and October 1

We will initially issue the Registered Notes in book-entry form. See “Book-Entry Settlement and Clearance.” We will issue the Registered Notes only in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may, without the consent of the holders of the Registered Notes of any series (or the Restricted Notes of such series, if any remain outstanding following the exchange offers), issue additional Registered Notes (the “Additional Registered Notes”) of such series under the Indenture having the same ranking and the same interest rate, maturity and other terms as the Registered Notes of such series that are offered hereby (the “Initial Registered Notes”); provided that any Additional Registered Notes that are not fungible, for U.S. federal income tax purposes, with the corresponding series of Initial Registered Notes will have a separate CUSIP, ISIN and other identifying number. Any Additional Registered Notes of a series will, together with any Restricted Notes of such series that remain outstanding following the exchange offers and the Initial Registered Notes of such series, constitute a single series of notes under the Indenture.

Unless the context otherwise requires, as used in this Description of the Notes, (1) the term “Registered Notes” includes the Initial Registered Notes and any Additional Registered Notes that may be subsequently issued under the Indenture and (2) the term “Notes” includes the Registered Notes and any Restricted Notes that remain outstanding following the exchange offers.

Maturity of Notes

Each Registered Note will mature on the same date as the Restricted Note exchanged for it. Such maturity dates are set forth in the table under the heading “—General.”

Interest Rate on Notes

The Registered Notes of each series will bear interest at the applicable annual rate set forth in the table under the heading “—General.” Interest on each Registered Note will accrue from the last interest payment date on which interest was paid on the Restricted Note surrendered in exchange therefor. No accrued interest will be paid on the date of issuance of the Registered Notes in respect of the Restricted Notes accepted for exchange.

The holders of the Restricted Notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those Restricted Notes from the last interest payment date on which interest was paid or duly provided for on such Restricted Notes to the date of issuance of the Registered Notes. Interest on the Restricted Notes accepted for exchange will cease to accrue upon issuance of the Registered Notes. Interest on the Registered Notes is payable semi-annually, in arrears, on the applicable interest payment dates set forth in the table under the heading “—General” to the persons in whose names the Registered Notes are registered at the close of business on the preceding interest payment record date (or, if such interest payment record date occurs prior to the issuance of the Registered Notes, to the persons in whose names the Restricted Notes of the corresponding series are registered at the close of business on such date), except that interest payable at maturity of the Registered Notes shall be paid to the same persons to whom principal of such Registered Notes is payable. If the interest payment date is not a business day at the relevant place of payment, payment of interest will be made on the next day that is a business day at such place of payment. A “business day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law to close in The City of New York and, for any place of payment outside of The City of New York, in such place of payment. Interest on the Registered Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

2026 Registered Notes

The 2026 Registered Notes will bear interest at the rate of 5.875% per annum. Such interest rate will not be subject to adjustment.

2023 Registered Notes and 2030 Registered Notes

The 2023 Registered Notes will bear interest initially at the rate of 2.625% per annum, and the 2030 Registered Notes will bear interest initially at the rate of 4.500% per annum (each, the “initial interest rate”). The interest rate payable on the 2023 Registered Notes and 2030 Registered Notes is subject to adjustment from time to time if either Moody’s or S&P (each, for purposes of the following interest rate adjustment provisions, a “Rating Agency” or, in either case, a Substitute Rating Agency (as defined below)) downgrades (or subsequently upgrades) its rating assigned to the notes of such series, as set forth below.

If the rating of the 2023 Registered Notes and 2030 Registered Notes from one or both Rating Agencies (or, if applicable, any Substitute Rating Agency) is decreased to a rating set forth in either of the immediately following tables, the interest rate on the notes of such series will increase from their initial interest rate by an amount equal to the sum of the percentages per annum set forth in the following tables opposite those initial ratings:

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

S&P Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency

For purposes of making adjustments to the interest rate on the 2023 Registered Notes and 2030 Registered Notes, the following rules of interpretation will apply:

1.

if at any time less than two Rating Agencies provide a rating on the 2023 Registered Notes or 2030 Registered Notes for reasons not within our control (i) we will use commercially reasonable efforts to obtain a rating on such Registered Notes from a Substitute Rating Agency for purposes of determining any increase or decrease in the interest rate on such Registered Notes pursuant to the tables above, (ii) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating on such Registered Notes but which has since ceased to provide such rating, (iii) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table, and (iv) the interest rate on such Registered Notes will increase or decrease, as the case may be, such that the interest rate equals the initial interest rate with respect to such Registered Notes plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (iii) above) (plus any applicable percentage resulting from a decreased rating by the other Rating Agency);

2.

for so long as only one Rating Agency (or Substitute Rating Agency, if applicable) provides a rating on the 2023 Registered Notes or 2030 Registered Notes, any increase or decrease in the interest rate on such notes necessitated by a reduction or increase in the rating by that Rating Agency shall be twice the applicable percentage set forth in the applicable table above;

3.

if both Rating Agencies cease to provide a rating of the 2023 Registered Notes or 2030 Registered Notes for any reason, and no Substitute Rating Agency has provided a rating on such notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% per annum above the interest rate on such Registered Notes prior to any such adjustment;

4.

if Moody’s or S&P ceases to rate the 2023 Registered Notes or 2030 Registered Notes or make a rating of such notes publicly available for reasons within our control, we will not be entitled to obtain a rating from a Substitute Rating Agency and the increase or decrease in the interest rate on such Registered Notes shall be determined in the manner described above as if either only one or no Rating Agency provides a rating on such Registered Notes, as the case may be;

5.

each interest rate adjustment required by any decrease or increase in a rating as set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, any Substitute Rating Agency), shall be made independently of (and in addition to) any and all other interest rate adjustments occasioned by the action of the other Rating Agency;

6.

in no event will (i) the interest rate on the 2023 Registered Notes or 2030 Registered Notes be reduced to below the initial interest rate on such Registered Notes or (ii) the total increase in the interest rate on the notes exceed 2.00% above the initial interest rate payable on such Registered Notes; and

7.

subject to clauses 3 and 4 above, no adjustment in the interest rate on the 2023 Registered Notes or 2030 Registered Notes shall be made solely as a result of a Rating Agency ceasing to provide a rating of such Registered Notes.

If at any time the interest rate on the 2023 Registered Notes and 2030 Registered Notes has been adjusted upward and either of the Rating Agencies or a Substitute Rating Agency, as applicable, subsequently increases its rating of such Registered Notes, the interest rate on such Registered Notes will again be adjusted (and decreased, if appropriate) such that the interest rate on such notes equals the original interest rate payable on such notes prior to any adjustment plus (if applicable) an amount equal to the sum of the percentages per annum set forth opposite the ratings in the tables above with respect to the ratings assigned to such Registered Notes (or deemed assigned) at that time, all calculated in accordance with the rules of interpretation set forth above. If Moody’s or any Substitute Rating Agency subsequently increases its rating on the 2023 Registered Notes or 2030 Registered Notes to “Baa3” (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency subsequently increases its rating on such notes to “BBB-” (or its equivalent if with respect to any Substitute Rating Agency) or higher, the interest rate on such Registered Notes will be decreased to the interest rate on such Registered Notes.

Any interest rate increase or decrease described above will take effect from the first day of the interest period following the period in which a rating change occurs requiring an adjustment in the interest rate. If either Rating Agency changes its rating of the 2023 Registered Notes or 2030 Registered Notes more than once during any particular interest period, the last such change by such Rating Agency to occur will control in the event of a conflict for purposes of any increase or decrease in the interest rate with respect to such notes.

The interest rate on the 2023 Registered Notes or 2030 Registered Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either Rating Agency) if such Registered Notes become rated “Baa1” or higher by Moody’s (or its equivalent if with respect to any Substitute Rating Agency) and “BBB+” or higher by S&P (or its equivalent if with respect to any Substitute Rating Agency), in each case with a stable or positive outlook.

If the interest rate on the 2023 Registered Notes or 2030 Registered Notes is increased as described above, the term “interest,” as used with respect to such notes, will be deemed to include any such additional interest unless the context otherwise requires.

The interest rate and the amount of interest payable on the 2023 Registered Notes or 2030 Registered Notes will be determined and calculated by us. For the avoidance of doubt, the trustee shall have no duty to monitor any ratings of the Registered Notes, or to determine if an adjustment to any interest rate is to be made or what an interest rate should be, or make any other determinations or calculations in respect of the interest amounts due on the notes. We will promptly notify the trustee in writing if at any time the interest rate payable on a series of Registered Notes becomes subject to such adjustment.

See “Risk Factors—Risks Related to the Registered Notes.” If trading markets for the Registered Notes develop, changes in HF Sinclair’s credit ratings or the debt markets could adversely affect the market price of the Registered Notes.

Optional Redemption

The Registered Notes are redeemable by us at our option, at any time and from time to time prior to their maturity, as provided below.

2023 Registered Notes

With respect to any redemption of the 2023 Registered Notes, the redemption price will equal the greater of:

•	100% of the principal amount of the 2023 Registered Notes to be redeemed and

•

the sum of the present values of the remaining scheduled payments of principal and interest on 2023 Registered Notes that would have been made if the 2023 Registered Notes matured on the maturity date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 40 basis points, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, such redemption date.

2026 Registered Notes

In the case of the 2026 Registered Notes, if such 2026 Registered Notes are redeemed at any time prior to January 1, 2026 (the “2026 Par Call Date”), the 2026 Registered Notes will be redeemed at a redemption price equal to the greater of:

•	100% of the principal amount of the 2026 Registered Notes to be redeemed and

•

the sum of the present values of the remaining scheduled payments of principal and interest on such 2026 Registered Notes that would have been made if the 2026 Registered Notes matured on the 2026 Par Call Date (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 50 basis points, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, such redemption date.

If the 2026 Registered Notes are redeemed on or after the applicable 2026 Par Call Date, the 2026 Registered Notes will be redeemed at a redemption price equal to 100% of the principal amount of the 2026 Registered Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date. In either case, the redemption is subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or before the date of redemption.

2030 Registered Notes

In the case of the 2030 Registered Notes, if such 2030 Registered Notes are redeemed at any time prior to July 1, 2030 (the “2030 Par Call Date”), the 2030 Registered Notes will be redeemed at a redemption price equal to the greater of:

•	100% of the principal amount of the 2030 Registered Notes to be redeemed and

•

the sum of the present values of the remaining scheduled payments of principal and interest on such 2030 Registered Notes that would have been made if the 2030 Registered Notes matured on the 2030 Par Call Date (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 50 basis points, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, such redemption date.

If the 2030 Registered Notes are redeemed on or after the 2030 Par Call Date, the 2030 Registered Notes will be redeemed at a redemption price equal to 100% of the principal amount of the 2030 Registered Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date. In each case, the redemption is subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or before the date of redemption.

For purposes of determining the redemption price, the following definitions will apply:

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the series of the notes to be redeemed, calculated, with respect to the 2026 Registered Notes and 2030 Registered Notes, as if the maturity date of the notes were the applicable 2026 Par Call Date or 2030 Par Call Date (the “Remaining Life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means four primary U.S. Government securities dealers in New York City (each, a “Primary Treasury Dealer”) selected by HF Sinclair; provided, however, that if any of the Primary Treasury Dealers shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer, with respect to the 2023 Registered Notes, the 2026 Registered Notes and the 2030 Registered Notes;

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated yield (on a day count basis) of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated by the Quotation Agent on the third business day preceding the redemption date.

Notices of Redemption

We will mail (or send electronically, if DTC is the recipient) a notice of redemption at least (i) 10 days with respect to the 2023 Registered Notes and 2030 Registered Notes or (ii) 20 days with respect to the 2026 Registered Notes, but not more than 60 days before the redemption date to each holder of the respective series notes to be redeemed. If we elect to partially redeem the Registered Notes of any series, the trustee will select the notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which such Registered Notes are listed, or if such Registered Notes are not so listed, then on a pro rata basis (or, in the case of notes in global form, such Registered Notes will be selected for redemption using the method prescribed by DTC).

Any such redemption may, at our discretion, be conditioned upon the closing of another transaction, including a sale of securities or other financing, in each case as specified in the notice in reasonable detail. A notice of conditional redemption will be of no effect unless all conditions to the redemption have occurred on or before the redemption date or have been waived by us on or before the redemption date. We will provide notice of the satisfaction of all conditions as soon as practicable following occurrence of the conditions. We will provide notice of any waiver of a condition or failure to meet such condition no later than the redemption date.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Further Issuances

The Indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder, and following the issuance of the Registered Notes offered hereby, debt securities may be issued thereunder from time to time in one or more additional series. HF Sinclair may also “reopen” each series of Registered Notes offered hereby and issue an unlimited principal amount of additional Registered Notes of either series in the future without the consent of any holder of the Registered Notes of such series; provided that if the additional Registered Notes are not fungible with the applicable series of Registered Notes offered hereby for U.S. federal income tax purposes, the additional Registered Notes will have a separate CUSIP number.

Ranking

The Registered Notes will be unsecured, rank equally in right of payment with all the existing and future unsubordinated debt of HF Sinclair, be senior to any future subordinated debt of HF Sinclair, be effectively subordinated to any existing and future secured debt and other secured liabilities of HF Sinclair to the extent of the value of the assets securing such indebtedness or other liabilities and be structurally junior to all existing and future debt and other liabilities of our subsidiaries.

Change of Control Triggering Event

The 2026 Registered Notes do not contain the Change of Control Triggering Event and related provisions. References herein to a Change of Control Triggering Event shall only apply with respect to the 2023 Registered Notes and 2030 Registered Notes.

2023 Registered Notes and 2030 Registered Notes

If a Change of Control Triggering Event occurs with respect to the 2023 Registered Notes or 2030 Registered Notes, each holder will have the right, except as described below, to require us to repurchase all or any part of such holder’s Registered Notes of such series at a purchase price in cash equal to 101% of the principal amount of such Registered Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control Triggering Event with respect to a series of Registered Notes, unless we have previously or concurrently exercised our right to redeem all such Registered Notes, we will send a notice (the “Change of Control Offer”) to each holder, with a copy to the trustee, stating:

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that a Change of Control Triggering Event has occurred and that such holder has the right to require us to purchase such holder’s Registered Notes, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

•	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent) (the “Change of Control Payment Date”); and

•	the procedures determined by us, consistent with the Indenture, that a holder must follow in order to have its notes repurchased.

On the Change of Control Payment Date, we will, to the extent lawful:

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accept for payment all 2023 Registered Notes and 2030 Registered Notes or portions of the applicable Registered Notes (no note of a principal amount of $2,000 or less will be repurchased in part) properly tendered pursuant to the Change of Control Offer and not properly withdrawn;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all such Registered Notes or portions of such Registered Notes accepted for payment; and

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deliver or cause to be delivered to the trustee such Registered Notes so accepted together with an officers’ certificate stating the aggregate principal amount of such Registered Notes or portions of such Registered Notes being purchased by us.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event with respect to the 2023 Registered Notes and 2030 Registered Notes if (1) a third party makes such Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all 2023 Registered Notes and 2030 Registered Notes validly tendered and not properly withdrawn under such Change of Control Offer, (2) notice of redemption with respect to such 2023 Registered Notes and 2030 Registered Notes has been given pursuant to the Indenture unless and until there is a default in payment of the applicable redemption price, or (3) in connection with or in contemplation of any Change of Control, we have made an offer to purchase (an “Alternate Offer”) any and all such 2023 Registered Notes and 2030 Registered Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and have purchased all such 2023 Registered Notes and 2030 Registered Notes properly tendered and not withdrawn in accordance with the terms of such Alternate Offer.

A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon the occurrence of a Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Registered Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligation in the Indenture by virtue of our compliance with such securities laws or regulations.

If holders of not less than 90% in aggregate principal amount of the outstanding 2023 Registered Notes and 2030 Registered Notes validly tender and do not withdraw such notes in a Change of Control Offer or Alternate Offer we, or any third party making a Change of Control Offer in lieu of us as described above, purchases all of such Registered Notes validly tendered and not withdrawn by such holders, we will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer or Alternate Offer described above, to redeem all such 2023 Registered Notes and 2030 Registered Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of a person. As a result, it may be unclear as to whether a Change of Control Triggering Event has occurred and whether a holder of 2023 Registered Notes and 2030 Registered Notes may require the Company to make an offer to repurchase the 2023 Registered Notes and 2030 Registered Notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the 2023 Registered Notes and 2030 Registered Notes as a result of a Change of Control Triggering Event may be waived or modified or terminated with the consent of the holders of a majority of the principal amount of such 2023 Registered Notes and 2030 Registered Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the 2023 Registered Notes and 2030 Registered Notes), whether before or after the occurrence of such Change of Control Triggering Event.

Certain Covenants

The Indenture contains the following covenants in respect of the Registered Notes offered hereby.

Limitation on Liens

So long as any Registered Notes are outstanding, neither we nor any of our Principal Domestic Subsidiaries will create or assume any liens upon any Principal Property or capital stock of any of our Principal Domestic Subsidiaries to secure any indebtedness for money borrowed, unless the Registered Notes, together with any other debt securities we may issue under the Indenture (and, if we so determine, any other indebtedness ranking equally with the Registered Notes) are secured equally and ratably with or prior to the indebtedness secured by the lien, for so long as such indebtedness is secured.

However, this covenant excludes the following liens (“Permitted Liens”):

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subject to certain limitations, any lien created to secure all or part of the purchase price of any property or to secure a loan made to finance the acquisition of the property described in such lien, or refinancings thereof within 24 months of such acquisition;

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subject to certain limitations, any lien existing on any property at the time of its acquisition or any lien created on property acquired, constructed or improved by us not later than 24 months thereafter;

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subject to certain limitations, any lien created in connection with the operation or use of any property acquired or constructed by us and created within 12 months after the acquisition, construction or commencement of full operations on the property, whichever is later;

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subject to certain limitations, any lien existing on any property or stock or other equity interests of an entity at the time it is acquired by us or any Subsidiary, whether through merger, consolidation, purchase of assets or otherwise;

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any mechanic’s or materialmen’s lien or any lien related to workmen’s compensation or other insurance, good faith deposits in connection with tenders or leases of real estate, bids or contracts, deposits to secure public or statutory obligations, deposits to secure or in lieu of surety, stay or appeal bonds and deposits as security for the payment of taxes or assessments or other similar charges, and liens arising in connection with statutory or contractual set-off provisions granted or arising in the ordinary course of business;

•	any lien arising by reason of deposits with or the giving of any form of security to any governmental agency, including for taxes and other governmental charges;

•	liens for taxes or charges which are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP;

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liens due to zoning, planning and environmental laws and ordinances and governmental regulations; minor defects or irregularities in or encumbrances on the titles to properties which in the aggregate do not materially impair the use of our property; easements, exceptions or reservations in any of our property granted or reserved for the purpose of pipelines, roads, telecommunication equipment and cable, streets, alleys, highways, railroad purposes, the removal of oil, gas, coal or other minerals or timber, and other like purposes, or for the joint or common use of real property, facilities and equipment, which do not materially impair the use of our property, or materially detract from the value of the property subject thereto;

•	any judgment lien the execution of which has been stayed or which has been appealed and secured, and are being contested in good faith;

•	liens on the property of any Subsidiary to secure obligations of such Subsidiary to us or to another Subsidiary;

•	any lien on current assets created to secure indebtedness and letter of credit reimbursement obligations incurred in connection with the extension of working capital financing;

•	with respect to any series of Registered Notes, any lien existing on the first issuance of such Registered Notes;

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liens incurred in connection with the borrowing of funds, if such funds are used within 120 days to repay indebtedness of at least an equal amount secured by a lien on our property having a fair market value at least equal to the fair market value of the property securing the new lien;

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liens securing industrial development, pollution control or other revenue bonds issued or guaranteed by the United States of America, or any State, or any department, agency, instrumentality or political subdivision of either; or

•	subject to certain limitations, the renewal, refunding or extension of maturity of certain liens described above.

Notwithstanding the preceding, we and any of our Principal Domestic Subsidiaries may create or assume any lien upon any Principal Property or capital stock of any of our Principal Domestic Subsidiaries to secure any indebtedness for money borrowed (other than debt securities issued under the Indenture), which lien is not already excepted from this covenant as a Permitted Lien, without securing the Registered Notes or any other series of debt securities then outstanding, provided that the aggregate principal amount of all such indebtedness then outstanding secured by such lien and all other similar liens other than Permitted Liens, together with all Attributable Indebtedness then outstanding from sale/leaseback transactions, excluding sale-leaseback transactions permitted in the second paragraph under “—Limitations on Sale/Leaseback Transactions” below, does not exceed 15% of our Consolidated Adjusted Net Assets at the time of incurrence.

Limitations on Sale/Leaseback Transactions

The Indenture also provides that, for so long as any Registered Notes are outstanding, neither we nor our Principal Domestic Subsidiaries will enter into any sale/leaseback transactions with regard to any Principal Property, providing for the leasing back to us or a Principal Domestic Subsidiary by a third party for a period of more than three years of such Principal Property which has been or is to be sold or transferred by us or such Principal Domestic Subsidiary to such third party or to any other person.

This covenant has exceptions that permit transactions of this nature under the following circumstances:

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we would be entitled, pursuant to the “Limitations on Liens” covenant described above, to incur indebtedness secured by a lien on the property to be leased, without equally and ratably securing the notes and any other series of debt securities then outstanding; or

•	within 12 months after the effective date of such sale/leaseback transaction, we apply an amount equal to the Attributable Indebtedness from such transaction:

•	to the voluntary retirement of Funded Debt, subject to certain limitations, or

•	to the direct or indirect acquisition, construction, improvement or expansion of another Principal Property, including through acquisition of a Principal Domestic Subsidiary.

In addition, we are permitted to enter into sale/leaseback transactions with Holly Logistic Services, L.L.C., Holly Energy Partners, L.P. and their respective subsidiaries without any limitations.

Notwithstanding the preceding, we may, and may permit any of our Principal Domestic Subsidiaries to, enter into any sale/leaseback transaction that is not excepted above, provided that the Attributable Indebtedness from such sale/leaseback transaction, together with the aggregate principal amount of then outstanding indebtedness (other than debt securities issued under the Indenture) secured by liens (other than Permitted Liens) upon Principal Properties, does not exceed 15% of our Consolidated Adjusted Net Assets at the time of such transaction.

Limitation on Consolidation, Merger, Conveyance or Transfer on Certain Terms

The Indenture provides that we will consolidate with or merge into any entity or transfer or dispose of all or substantially all of our assets to any entity only if:

•	we are the continuing corporation;

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we are not the continuing corporation, but the successor is a corporation, partnership or trust organized and existing under the laws of any U.S. jurisdiction and assumes all of our obligations under the Indenture and the debt securities; and

•	in either case, immediately after giving effect to the transaction, no default or event of default would occur and be continuing under the Indenture.

Reports

The Indenture provides that we will file with the trustee, within 30 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934; or, if we are not required to file information, documents or reports pursuant to either of said sections, then we will file with the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations and shall file a copy thereof with the trustee within 30 days after such supplementary and periodic information, documents and reports would have been required to be filed with the SEC.

For purposes of the section under the heading “—Reports”, any such document or report that we file with the SEC via the EDGAR system shall be deemed to be filed with the trustee at the time such documents are filed via EDGAR.

Any and all defaults or Events of Default arising from a failure to furnish or file in a timely manner any information or report required by the Indenture shall be deemed cured (and we shall be deemed to be in compliance with the section under the heading “—Reports”) upon furnishing or filing such information or report as contemplated by this covenant (but without regard to the date on which such information or report is so furnished or filed); provided that such cure shall not otherwise affect the rights of the holders under the Indenture if principal, premium, if any, and interest have been accelerated in accordance with the terms of the Indenture and such acceleration has not been rescinded or cancelled prior to such cure.

Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the Indenture (as to which the trustee is entitled to rely exclusively on officers’ certificates).

Events of Default

The following are events of default under the Indenture with respect to a series of Registered Notes issued under the Indenture:

•	our failure to pay interest on such series of Registered Notes for 30 days;

•	our failure to pay principal of or any premium on such series of Registered Notes when due;

•	our failure to make any sinking fund payment for such series of Registered Notes when due;

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our failure to perform any of our other covenants in the Indenture, other than a covenant included in the Indenture solely for the benefit of another series of debt securities, and that failure continues for 60 days (or in the case of the covenant regarding reporting obligations, 180 days) after written notice is given or received as provided in the Indenture; and

•	certain bankruptcy, insolvency or reorganization events involving us.

If an event of default for any series of Registered Notes occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding Registered Notes of the series affected by the default may declare the principal amount of and accrued interest on all the Registered Notes of that series to be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and accrued interest on all the Registered Notes issued under the Indenture will become immediately due and payable without any action on the part of the trustee or any holder.

After any declaration of acceleration of a series of Registered Notes, but before a judgment or decree for payment has been obtained, the event of default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled if:

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we have paid or deposited with the trustee a sum sufficient to pay all overdue interest, the principal and premium, if any, due otherwise than by the declaration of acceleration and any interest on such amounts, any interest on overdue interest, to the extent legally permitted, all amounts due to the trustee under the Indenture, and

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all events of default with respect to that series of Registered Notes, other than the nonpayment of the principal which became due solely by virtue of the declaration of acceleration, have been cured or waived.

In most cases, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless the holders have offered to the trustee indemnity satisfactory to the trustee. Subject to this provision for indemnification, the holders of a majority in aggregate principal amount of the outstanding Registered Notes of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the Registered Notes of that series.

The Indenture requires us to furnish to the trustee annually a statement as to our performance of our obligations under the Indenture and as to any default in performance.

Modification and Waiver

HF Sinclair may modify or amend the Indenture without the consent of any holders of the Registered Notes in certain circumstances, including to:

•	evidence the assumption of our obligations under the Indenture and the Registered Notes by a successor;

•	add further covenants for the benefit of the holders;

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cure any ambiguity or correct any defect or inconsistency in the Indenture, or make any other provision that is not inconsistent with the Indenture and does not adversely affect the interests of the holders in any material respect;

•	establish the form or terms of Registered Notes or other debt securities of any series; or

•	evidence the acceptance of appointment by a successor trustee.

HF Sinclair may modify or amend the Indenture with the consent of the holders of a majority in principal amount of the outstanding Registered Notes of each series affected by the modification or amendment. Without the consent of the holder of each outstanding Registered Note affected, however, no modification may:

•	change the stated maturity of the principal of, or any installment of interest on, any note;

•	reduce the principal amount of, the rate of interest on, or the premium payable on, any note;

•	reduce the amount of principal of discounted Registered Notes payable upon acceleration of maturity due to an event of default;

•	change the place of payment or the currency in which any note is payable;

•	impair the right to institute suit for the enforcement of any payment on any note; or

•	reduce quorum or voting rights.

For the avoidance of doubt, the provisions described above under “—Change of Control Triggering Event” and related definitions as they relate to the 2023 Registered Notes or the 2030 Registered Notes, respectively, may be amended with the consent of the holders a majority in aggregate principal amount of such series of Registered Notes. The holders of a majority in aggregate principal amount of the outstanding Registered Notes of each series may waive past defaults by HF Sinclair under the Indenture with respect to the Registered Notes of that series only. Those holders may not, however, waive any default in any payment on any note of that series or compliance with a provision that cannot be modified or amended without the consent of each holder affected.

Satisfaction and Discharge

We will be discharged from all obligations relating to any series of Registered Notes, except for certain surviving obligations to register the transfer or exchange of the Registered Notes and any right by the holders to receive additional amounts under the Indenture if:

•	all Registered Notes of that series previously authenticated and delivered under the Indenture have been delivered to the trustee for cancellation, or

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all Registered Notes of that series have become due and payable or will become due and payable within one year, at maturity or by redemption, and we deposit with the trustee, in trust, sufficient money to pay the entire indebtedness of all the Registered Notes of that series on the dates the payments are due in accordance with the terms of the Registered Notes.

To exercise the right of deposit described above, we must pay all other sums payable under the Indenture, and deliver to the trustee an opinion of counsel and an officers’ certificate stating that all conditions precedent to the satisfaction and discharge of the Indenture have been complied with.

Definitions

“Attributable Indebtedness” when used with respect to any sale/leaseback transaction, means, as at the time of determination, the present value, discounted at the rate set forth or implicit in the terms of the lease included in such transaction, of the total obligations of the lessee for rental payments, other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights during the remaining term of the lease included in such sale/leaseback transaction including any period for which such lease has been extended. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated, in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated, or the amount determined assuming no such termination.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning. For purposes of this definition, a Person shall not be deemed to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

“Capital Stock” of any person means any and all shares, units, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Change of Control” means:

1.

any transaction as a result of which any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of HF Sinclair (for the purposes of this clause 1, such person or group shall be deemed to Beneficially Own any Voting Stock of HF Sinclair held by a parent entity, if such person or group Beneficially Owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of such parent entity);

2.

the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of HF Sinclair and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

3.	the adoption by the shareholders of HF Sinclair of a plan or proposal for the liquidation or dissolution of HF Sinclair.

Notwithstanding the preceding, a Change of Control shall not be deemed to occur upon the consummation of any actions undertaken by us solely for the purpose of changing our legal structure. In addition, notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause 1 above if (i) we become a direct or indirect wholly owned Subsidiary of a holding company and (ii) (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the our Voting Stock immediately prior to that transaction, or (B) (1) immediately following that transaction, the holders of our Voting Stock immediately prior to that transaction are the beneficial owners, directly or indirectly, of more than 50% of the Voting Stock of such holding company and (2) immediately following that transaction, no person becomes the Beneficial Owner of Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of such holding company.

“Change of Control Triggering Event” means, with respect to the 2023 Registered Notes and 2030 Registered Notes, the occurrence of both a Change of Control and a Rating Decline with respect to such 2023 Registered Notes and 2030 Registered Notes.

“Consolidated Adjusted Net Assets” means the total amount of assets of us and our Subsidiaries, less (i) all current liabilities (excluding the amount of those liabilities that are by their terms extendable or renewable at our option to a date more than 12 months after the date of calculation and excluding current maturities of long-term debt); and (ii) total prepaid expenses and deferred charges, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of us and our Subsidiaries, for the most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

“Funded Debt” means generally any indebtedness of us or our Subsidiaries which would be classified as long-term debt or finance lease obligations, but in any event including all indebtedness for money borrowed, whether secured or unsecured, maturing more than one year, or extendible at the option of the obligor to a date more than one year, after the date of determination thereof (excluding any amount thereof included in current liabilities).

“Investment Grade Rating” means a rating of “Baa3” or higher by Moody’s or “BBB-” by S&P, or the equivalent by any successor Rating Agency.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Principal Domestic Subsidiaries” means any Subsidiary (i) that has substantially all its assets in the United States and (ii) that owns a Principal Property.

“Principal Property” means any of our or our Subsidiaries’ refineries in the United States. This term excludes any refinery that in our opinion is not material to our and our Subsidiaries’ total business conducted as an entirety or any portion of a particular property that is similarly found not to be material to the use or operation of such property. This term also excludes any transportation or marketing facilities or assets. “Sale and Leaseback Transaction” means any arrangement with any person, or to which any such person is a party, providing for the leasing to the company or a Principal Domestic Subsidiary for a period of more than three years of Principal Property which has been or is to be sold or transferred by the company or such Principal Domestic Subsidiary to such person or to any other person, and with respect to which the funds have been or are to be advanced by such person on the security of the leased Principal Property.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, shall be selected by us and substituted for S&P or Moody’s, or both, as the case may be.

“Rating Decline” shall be deemed to have occurred in relation to a series of Registered Notes if, on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which period shall be extended so long as the rating of such Registered Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, such Registered Notes), each of the Rating Agencies decreases its rating of such Registered Notes by one or more gradations (including gradations within categories as well as between rating categories) to a rating that is below its rating of such Registered Notes on the day immediately prior to the earlier of (i) the date of the first public announcement of the possibility of a proposed transaction that would result in a Change of Control or (ii) the date that the possibility of such transaction is disclosed to either of the Rating Agencies. Notwithstanding the foregoing, if such notes have an Investment Grade Rating by each of the Rating Agencies on the day immediately prior to the earlier of (i) the date of the first public announcement of the possibility of a proposed transaction that would result in a Change of Control or (ii) the date that the possibility of such transaction is disclosed to either of the Ratings Agencies, then “Rating Decline” means a decrease in the ratings of such Registered Notes by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies such that the rating of such Registered Notes by each of the Rating Agencies falls below an Investment Grade Rating no later than 30 days following public notice of the occurrence of the Change of Control (which 30-day period shall be extended so long as the rating of such notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, such Registered Notes).

“S&P” means S&P Global Ratings, or any successor to the rating agency business thereof.

“Subsidiary” means (1) any of which at the time of determination we or / or one or more of our Subsidiaries owns or controls directly or indirectly more than 50% of the shares of voting stock (2) any general partnership, joint venture or similar entity, of which at the time of determination we and / or one or more Subsidiaries owns or controls directly or indirectly more than 50% or the outstanding partnership or similar interests and (3) any limited partnership (i) of which we or any one of our Subsidiaries is a general partner and (ii) which is consolidated with us for financial reporting purposes pursuant to generally accepted accounting principles; provided that Holly Logistic Services, L.L.C. and Holly Energy Partners, L.P. and their respective subsidiaries, for so long as Holly Energy Partners, L.P. is not wholly owned, directly or indirectly, by us, in each case shall be deemed not to be Subsidiaries of us.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of members of such entity’s board of directors.

“wholly owned” means, when used with reference to an entity, an entity of which all of the outstanding capital stock (except for qualifying shares) or partnership or similar interests, as applicable, is owned by us or by one or more of our wholly owned Subsidiaries.

Concerning Our Relationship with the Trustee

The trustee under the Indenture is Computershare Trust Company, N.A. We have appointed the trustee as the paying agent and security registrar with respect to each series of the Registered Notes. The Indenture permits the trustee to deal with us and any of our affiliates with the same rights the trustee would have if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the Registered Notes, the trustee must eliminate the conflict or resign. The trustee and its affiliates have in the past provided or may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Governing Law

The Registered Notes and the Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

Like the Restricted Notes, the Registered Notes will be issued in the form of registered notes in global form, without interest coupons (the “global notes”).

Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the exchange agent; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Clearstream, S.A. and Euroclear as applicable. We have provided the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the exchange agent are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the U.S. Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants.

DTC’s participants include securities brokers and dealers, including the dealer managers and solicitation agents; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the Registered Notes represented by that global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have the Registered Notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of the Registered Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the Registered Notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Clearstream, S.A. or Euroclear will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Clearstream, S.A. or Euroclear participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Clearstream, S.A. and Euroclear. To deliver or receive an interest in a global note held in a Clearstream, S.A. or Euroclear account, an investor must send transfer instructions to Clearstream, S.A. or Euroclear, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Clearstream, S.A. or Euroclear, as the case may be, will send instructions to its DTC depository to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Clearstream, S.A. and Euroclear participants may not deliver instructions directly to the DTC depositaries that are acting for Clearstream, S.A. or Euroclear.

Because of time zone differences, the securities account of a Clearstream, S.A. or Euroclear participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Clearstream, S.A. or Euroclear immediately following the DTC settlement date. Cash received in Clearstream, S.A. or Euroclear from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, S.A. or Euroclear cash account as of the business day for Clearstream, S.A. or Euroclear following the DTC settlement date.

DTC, Clearstream, S.A. and Euroclear have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Clearstream, S.A. or Euroclear or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

In a few special situations described below, the book-entry system for the notes will terminate and interests in the global notes will be exchanged for definitive notes in registered form. You must consult your bank, broker or other financial institution to find out how to have your interests in the notes transferred to your name, so that you will be a direct holder.

The special situations for termination of the book-entry system for the notes are:

•

the depositary for any of the notes represented by a registered global note (1) notifies us that it is unwilling or unable to continue as depositary or clearing system for the global notes or (2) ceases to be a “clearing agency” registered under the Exchange Act, and in either event we are unable to find a qualified replacement for such depositary within 90 days;

•	we, in our sole discretion, determine to allow global notes to be exchangeable for definitive notes in registered form; or

•	there has occurred and is continuing an event of default with respect to the notes and DTC notifies the trustee of its decision to exchange the global notes for definitive notes in registered form.

EXCHANGE OFFERS; REGISTRATION RIGHTS

On April 27, 2022, the Company and Scotia Capital (USA) Inc., SMBC Nikko Securities America, Inc., Barclays Capital Inc., BofA Securities, Inc., MUFG Securities Americas Inc., TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC entered into the Registration Rights Agreement with respect to the Restricted Notes. In the Registration Rights Agreement, the Company agreed, among other things, for the benefit of the holders of the Restricted Notes to use commercially reasonable efforts to (1) file a registration statement on an appropriate registration form with respect to a registered offer to exchange each series of Restricted Notes for Registered Notes, with terms substantially identical in all material respects to such series of Restricted Notes (except that the Registered Notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate and will not have the registration rights applicable to the Restricted Notes) and (2) cause the registration statement to be declared effective under the Securities Act by April 27, 2023.

If the SEC declares the registration statement of which this prospectus forms a part effective, the Company will offer the Registered Notes in exchange for the Restricted Notes. Each of the exchange offers will remain open for at least 20 business days (or longer if required by applicable law) after the date we electronically deliver notice of such exchange offer to the holders of the applicable Restricted Notes. For each Restricted Note surrendered to the Company under the exchange offers, the holders of such Restricted Note will receive a Registered Note of such series of equal principal amount. Interest on each Registered Note will accrue from the last interest payment date on which interest was paid on the Restricted Note surrendered in exchange therefor. A holder of registrable securities that participates in the exchange offers will be required to make certain representations to HF Sinclair. HF Sinclair will use commercially reasonable efforts to complete the exchange offers not later than 60 days after the registration statement becomes effective.

Under existing interpretations of the SEC contained in several no-action letters to third parties, the Registered Notes will be freely transferable after the exchange offers without further registration under the Securities Act, except that any broker-dealer that participates in the exchange offers must deliver a prospectus meeting the requirements of the Securities Act when it resells the Registered Notes. In addition, under applicable interpretations of the staff of the SEC, HF Sinclair’s affiliates will not be permitted to exchange their Restricted Notes for Registered Notes in the exchange offers.

HF Sinclair will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of the Registered Notes. Restricted Notes of any series not tendered in the exchange offers will bear interest at the rate set forth in “Description of the Notes” with respect to such series of Restricted Notes and be subject to all the terms and conditions specified in the Indenture, including transfer restrictions, but will not retain any rights under the Registration Rights Agreement (including with respect to increases in annual interest rate described below) after the consummation of the exchange offers.

In the event that HF Sinclair determines that the exchange offers may not be completed because they would violate any applicable law, rule, regulation or applicable interpretations of the staff of the SEC or, if the exchange offers are not for any other reason completed prior to the later of April 27, 2023 and the date on which, under certain circumstances, any holder so requests, HF Sinclair will use commercially reasonable efforts to file and to have become effective a shelf registration statement relating to resales of the Restricted Notes and to keep that shelf registration statement effective until the date that the Restricted Notes cease to be “registrable securities” (as defined below). HF Sinclair will, in the event of such a shelf registration, provide to each participating holder of Restricted Notes copies of a prospectus, notify each participating holder of Restricted Notes when the shelf registration statement has become effective and take certain other actions to permit resales of the Restricted Notes. A holder of registrable securities that sells Restricted Notes under the shelf registration statement generally will be required to make certain representations to HF Sinclair, to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the

Registration Rights Agreement that are applicable to such a holder of registrable securities (including certain indemnification obligations). Holders of registrable securities will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from HF Sinclair.

If a “Registration Default” (as defined below) occurs with respect to a series of registrable securities, then additional interest shall accrue on the principal amount of the Restricted Notes of a particular series that are registrable securities at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue; however, the rate at which such additional interest accrues may in no event exceed 0.50% per annum). A “Registration Default” occurs upon the occurrence of any of the following: (1) the exchange offer of the Registered Notes for all Restricted Notes validly tendered in accordance with the terms of the exchange offer is not completed on or prior to April 27, 2023, or if a shelf registration statement is required, such shelf registration statement is not declared effective on or prior to the 60th day after the later of (a) April 27, 2023 and (b) the date on which HF Sinclair receives a duly executed Shelf Request (as defined in the Registration Rights Agreement), or (2) if applicable, a shelf registration statement covering resales of the Restricted Notes has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable for resales of registrable securities at any time during the “Shelf Effectiveness Period” (defined below) (a) on more than two occasions of at least 30 consecutive days during the Shelf Effectiveness Period, or (b) at any time in any 12-month period during the Shelf Effectiveness Period and such failure to remain effective or be so usable exists for more than 90 days (whether or not consecutive) in any 12-month period. A Registration Default ends with respect to a series of Restricted Notes when such Restricted Notes cease to be registrable securities or, if earlier, (A) in the case of a Registration Default under clause (1) of the definition thereof, when the exchange offer for such series is completed or when the shelf registration statement covering such registrable securities becomes effective or (B) in the case of a Registration Default under clause (2) of the definition thereof, when the shelf registration statement again becomes effective or the prospectus again becomes usable or the Shelf Effectiveness Period expires. If at any time more than one Registration Default has occurred and is continuing, then, until the next date that there is no Registration Default, the increase in interest rate provided for by this paragraph shall apply as if there occurred a single registration default that begins on the date that the earliest such Registration Default occurred and ends on the next date that there is no Registration Default. The above additional interest will be the sole monetary remedy for the Company’s failure to comply with the registration provisions of the Registration Rights Agreement.

The Registration Rights Agreement defines “registrable securities” initially to mean the Restricted Notes and provides that the Restricted Notes will cease to be registrable securities upon the earliest to occur of the following: (1) when a registration statement with respect to such Restricted Notes has become effective under the Securities Act or the Shelf Effectiveness Period (as defined below) has passed, (2) when such Restricted Notes cease to be outstanding, (3) when such Restricted Notes have been resold pursuant to Rule 144 under the Securities Act (but not Rule 144A) without regard to volume restrictions, provided that the Company shall have removed or caused to be removed any restrictive legend on the Restricted Notes, and (4) with respect to Restricted Notes held by any holder who was, at the time an exchange offer was pending and consummated, eligible to exchange, and did not validly tender, or withdrew, its Restricted Notes for Registered Notes in such exchange offer, immediately following the consummation of such exchange offer.

The Registration Rights Agreement defines “Shelf Effectiveness Period” as the earlier of (1) one year from the effectiveness date of the shelf registration statement and (2) the date on which the Restricted Notes covered thereby cease to be registrable securities, during which time the Company agrees to use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective.

Any amounts of additional interest due will be payable in cash on the same original interest payment dates as interest on the Restricted Notes is payable.

This summary of the provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the exchange of Restricted Notes for Registered Notes pursuant to the exchange offers, as of the date hereof. This discussion does not address specific tax considerations that may be relevant to particular persons in light of their individual circumstances (including, for example, entities treated as partnerships for U.S. federal income tax purposes or partners or members therein, banks or other financial institutions, broker-dealers, insurance companies, regulated investment companies, tax-exempt entities, common trust funds, controlled foreign corporations, dealers in securities or currencies, and persons in special situations, such as those who hold notes as part of a straddle, synthetic security, conversion transaction, or other integrated investment comprising notes and one or more other investments). In addition, this discussion does not describe any tax considerations arising under U.S. federal gift, estate or other tax laws, or under the tax laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended, the Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. Each holder is urged to consult its tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax considerations relating to the exchange of Restricted Notes for Registered Notes and relating to the acquisition, ownership and disposition of the Registered Notes.

The exchange of a Restricted Note for a Registered Note pursuant to the exchange offers will not constitute a “significant modification” of the Restricted Note for U.S. federal income tax purposes and, accordingly, the Registered Note received by a holder will be treated as a continuation of the Restricted Note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges a Restricted Note for a Registered Note pursuant to the exchange offers and any such holder will have the same adjusted tax basis and holding period in the Registered Note as it had in the Restricted Note immediately before the exchange. A holder who does not exchange its Restricted Notes for Registered Notes pursuant to the exchange offers will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the exchange offers.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Registered Notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such Registered Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed that, for a period of up to 180 days after the expiration date of the exchange offers, if requested by one or more such broker-dealers, the Company will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Registered Notes by any such broker-dealers.

The Company will not receive any proceeds from any sale of Registered Notes by broker-dealers. Registered Notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Registered Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Registered Notes. Any broker-dealer that resells Registered Notes that were received by it for its own account pursuant to the exchange offers, and any broker or dealer that participates in a distribution of such Registered Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of Registered Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration time of the exchange offers, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Company has agreed to pay certain expenses incident to the exchange offers (including, in certain circumstances, the expenses of one counsel for the holders of the Registered Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Registered Notes (including any broker-dealers) against certain liabilities pursuant to the Registration Rights Agreement, including liabilities under the Securities Act.

LEGAL MATTERS

Vinson & Elkins L.L.P. will pass on certain aspects of the validity of the Registered Notes offered in the exchange offers.

EXPERTS

The consolidated financial statements of HollyFrontier Corporation for the year ended December 31, 2021, appearing in HF Sinclair Corporation’s Form 8-K filed with the SEC on September 12, 2022, and the effectiveness of HollyFrontier Corporation’s internal control over financial reporting as of December 31, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined consolidated financial statements of Hippo Holding, LLC and subsidiaries and Sinclair Transportation Company and subsidiaries as of December 31, 2021 and 2020, and for the years then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2021 and 2020 combined consolidated financial statements refers to the basis of presentation used in preparing the combined consolidated financial statements.

HF SINCLAIR CORPORATION

Offers to Exchange the Notes Set Forth Below

Registered Under the Securities Act of 1933, as amended, for

Any and All Outstanding Restricted Notes

Set Forth Opposite the Corresponding Registered Notes

REGISTERED NOTES	RESTRICTED NOTES
$290,348,000 2.625% Senior Notes due 2023	$290,348,000 2.625% Senior Notes due 2023

$797,100,000 5.875% Senior Notes due 2026	$797,100,000 5.875% Senior Notes due 2026

$325,034,000 4.500% Senior Notes due 2030	$325,034,000 4.500% Senior Notes due 2030

PROSPECTUS

September 21, 2022